AMENDMENT OF SECURITY AGREEMENT


     This AMENDMENT OF SECURITY AGREEMENT {this "Agreement") is made and entered into this 29th day of October, 1999, by and between MLFC Corporation, a California corporation (hereinafter "Secured Party"), and SGI INTERNATIONAL, a Utah corporation (hereinafter "SGI").

     A. SGI and Secured Party previously entered into a Security Agreement dated January 14, 1999 (the "Security Agreement"), pursuant to which SGI granted secured Party a security interest in the Collateral to secure payment and performance of the Obligations (as such terms are defined in the Security Agreement).

     B. The parties desire to terminate the Security Agreement as hereinafter provided.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Termination of Security Agreement The Security Agreement shall terminate, and neither SGI nor Secured Party shall have any further rights or obligations thereunder, upon completion of the First Transfer contemplated by that certain Agreement and Assignment between SGI and LFC Technologies LLC executed concurrently herewith.

     2. Effect of Amendment. Until the First Transfer has occurred, the Security Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SGI INTERNATIONAL, a Utah corporation

By  /S/ MICHAEL L. ROSE
Name: Michael L. Rose
Title: President and Chief Executive Officer


MLFC CORPORATION, a California corporation

By:   /S/ MASAHIDE KONISHI
Name: Masahide Konishi
Title: President